Exhibit 99.1

News

CONTACTS:	FOR IMMEDIATE RELEASE

Media

Investors

Robert W. Stewart

Josh Hirsberg

702.699.5043

702.699.5269

stewartr@caesars.com	hirsbergj@caesars.com

Ralph Ferrara resigns from
Caesars Entertainment Board of Directors

Las Vegas, March 30, 2004 — Ralph C. Ferrara, managing partner of the Washington, D.C. office of Debevoise & Plimpton, has resigned from the Board of Directors of Caesars Entertainment, Inc. (NYSE: CZR), the company announced today.

Ferrara said he had decided for personal reasons not to stand for election at the company’s annual meeting on May 26 and resigned yesterday so that the company could remove his name from the proxy statement.

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With $4.5 billion in annual net revenue, 29 properties on four continents, 29,000 hotel rooms, two million square feet of casino space and 55,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com.

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3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com